Exhibit 10.53
SERVICES AND LICENSE AGREEMENT

AGREEMENT made as of the 18th day of August, 2003 (“Effective Date”), by CareAdvantage, Inc. (“CareAdvantage” or “CAI”), a Delaware corporation with its principal place of business at 485-C Route One South, Iselin, New Jersey 08830, and Blue Cross and Blue Shield of Texas, a division of the Health Care Service Corporation (“BCBSTX”), with its principal place of business at 901 S. Central Expressway, Richardson, Texas 75080.

WHEREAS, CareAdvantage offers to process health care data through its proprietary RPNavigator software (which uses Clinical Risk Groups (“CRGs”)) and to make the results available through its web-based RPNavigator Secure Information Portal (“Portal”);

WHEREAS, CareAdvantage also offers certain services with respect to health care data;

WHEREAS, BCBSTX desires CareAdvantage to process its health care data (i.e., inpatient, outpatient, professional and pharmacy claims as well as physician encounter data) relating to its HMO, POS, PPO and ASO product lines, to license from CareAdvantage access to its RPNavigator Secure Information Portal and to purchase from CareAdvantage certain services, all on the terms set forth herein,
NOW, THEREFORE, in consideration of the premises the parties agree as follows:

1. Services.

1.1. Implementation Services.  CareAdvantage shall perform the implementation services (“Implementation Services”) described in Attachment 1.1.

1.2. Recurring Services. During the term of this Agreement, CareAdvantage shall perform the services (“Recurring Services”) described in Attachment 1.2.

1.3. Additional Services. At BCBSTX’s request, CareAdvantage shall perform such additional services as the parties may agree.

2. License.

2.1. Definitions. As used in this Agreement, the terms below are defined as follows:

(a) “BCBSTX Data” means data provided to CareAdvantage by BCBSTX pursuant to this Agreement.

(b) “Information” means all information made available through the Portal, including BCBSTX Data that is categorized, aggregated, displayed, arrayed, or otherwise made available through the Portal.

(c)  “Analysis Period” means the last twelve month period of incurred data incorporating a payment lag.

(d) “Covered Population” means those members eligible to receive health care services at the end of the Analysis Period.

2.2. Grant of License. Subject to the terms and conditions of this Agreement, during the term of this Agreement CareAdvantage grants BCBSTX the non-exclusive right to access and use CareAdvantage’s RPNavigator Secure Information Portal (the “Portal”). CareAdvantage will provide BCBSTX with accounts accessible solely by password for fifteen (15) concurrent users. Concurrent user access licenses are granted against the covered population, three (3) concurrent users per 100,000 lives, or can be purchased for an additional annual fee of $* per concurrent user.

2.3.  Portal Access. BCBSTX shall be responsible for obtaining the requisite common carrier communication lines and Internet connections to access the Portal.

2.4. Security. CareAdvantage requires and enforces 128 bit encryption for web access to the Portal. CareAdvantage will limit access to the BCBSTX Data maintained at the Portal to those persons authorized by BCBSTX and provided a password by BCBSTX. BCBSTX shall be responsible for the confidentiality of passwords assigned to it and shall be solely responsible for any authorized or unauthorized access to BCBSTX Data using such passwords. In addition, BCBSTX shall be responsible for the configuration and maintenance of the web browser software.

2.5.  Ownership. The Portal contains materials (including but not limited to programs, methods, design and screen formats) proprietary to CareAdvantage and/or to third parties (“Third Party Suppliers”) and licensed to CareAdvantage (collectively, “CareAdvantage Materials”). CareAdvantage and Third Party Suppliers retain title and ownership to the CareAdvantage Materials; provided, however, that in no event shall CareAdvantage Materials be deemed to include BCBSTX Data, which shall remain the sole property of BCBSTX.

2.6.  Proprietary Rights; Corporate Names. BCBSTX understands and agrees that CareAdvantage and its Third Party Suppliers have proprietary rights in certain trademarks, service marks, trade names, corporate names and in the format of the reports used for displaying and arraying the BCBSTX Data (the “Intellectual Property”). BCBSTX agrees not to use the Intellectual Property in any way that would infringe the rights of CareAdvantage and its Third Party Suppliers. BCBSTX agrees not to alter, remove, or obscure any copyright notices or other proprietary notices on and in any part of the Portal and to include on and in any copies of reports printed from the Portal the following: “All copyrights in and to CRGs are owned by 3M. All rights reserved. All copyrights in and to the algorithms other than CRGs presented in this report, are owned by CareAdvantage, Inc. All rights reserved.”

2.7.  Authorized Use of Portal and Information. BCBSTX (including Health Care Service Corporation and authorized agents) is authorized to use the Portal and Information solely in accordance with this Agreement. BCBSTX is authorized to view the BCBSTX Data in any of the reports available at the Portal, to print any such report, and to use any such report solely for its own purposes in providing and administering health insurance and benefits (including but not limited to making copies of such reports and providing copies of such reports to its customers). Any other use of the Portal or Information by BCBSTX is prohibited and except as authorized herein, BCBSTX shall not transmit, divulge, or publish any part of the contents or substance of the Portal or in any way provide the Information, or any part thereof, to any other person; provided, however, that the foregoing shall not in any way limit BCBSTX’s use of the BCBSTX Data.

2.8.  Warranties.

2.8.1. Ownership. CareAdvantage warrants that it is the owner of the Portal and that it has the full power, authority and right to license such Portal in the manner set forth in this Agreement.

2.8.2. No Other Warranties. CareAdvantage shall furnish to BCBSTX access to and use of the Portal as promptly and accurately as is reasonably practicable. WITH RESPECT TO THE INFORMATION AND THE PORTAL, EXCEPT AS PROVIDED IN SECTION 2.8.1, THERE ARE NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. No oral or written information or advice given by CareAdvantage, its agents, employees, affiliates, directors, or officers, shall create a warranty or in any way increase the scope of this warranty.

2.9.  Limitation of Liability. The liability of any or all of CareAdvantage, its Third Party Suppliers and their respective affiliates, agents or licensors and any other person claiming through, on behalf of, or as harmed by BCBSTX, is limited to a prorated refund of any monies paid on account of this Agreement to CareAdvantage by BCBSTX for the period at issue. Neither CareAdvantage nor its Third Party Suppliers and their respective affiliates, agents or licensors shall be liable to BCBSTX or to any other person for indirect, punitive, special, consequential or incidental damages (including, but not limited to, loss of profits or anticipated profits, loss by reason of shutdown in operation or increased expenses of operation, or other indirect loss or damage) of any nature arising from any cause whatsoever, even if CareAdvantage, its Third Party Suppliers, or their respective affiliates, agents or licensors have been advised of the possibility of such damages.

3. Business Associate Agreement. The parties agree that the terms of the Business Associate Agreement set forth in Attachment 3.3 shall be deemed a part of this Agreement.

4. Compensation.

4.1. Generally. BCBSTX shall pay CareAdvantage for the services and license provided under this Agreement as follows:

(a) as compensation for the Implementation Services, the sum of $* upon execution of this Agreement; plus

(b) as compensation for the grant of the license and for the Recurring Services $* PMPM for each member in the Covered Population, commencing as of the Effective Date.

Compensation payable pursuant to paragraph (b) of this Section 4.1 shall be payable within thirty (30) days after receipt of invoice each month during the term of this Agreement. Payments made pursuant to the foregoing sentence shall be reconciled to the eligibility data for the Covered Population BCBSTX makes available to CareAdvantage each recurring update, and CareAdvantage shall pay any reconciling adjustment to BCBSTX within thirty (30) days of its making a determination that such adjustment is owing, and BCBSTX shall pay any reconciling adjustment to CareAdvantage within thirty (30) days of CareAdvantage’s notifying it in writing that such adjustment is owing.

4.2. Additional Services. BCBSTX shall pay CareAdvantage for Additional Services as the parties may agree.

4.3. Expenses. BCBSTX shall reimburse CareAdvantage for CareAdvantage’s reasonable out-of-pocket expenses incurred in providing services under this Agreement, including expenses for travel, lodging and meals. BCBSTX shall pay CareAdvantage within thirty (30) days of its receipt of CareAdvantage’s invoice for such expenses. Any onsite visit by CareAdvantage shall be approved in advance in writing by BCBSTX.

4.4. Adjustments.

4.4.1. On Account of Changes in Covered Population. CareAdvantage’s compensation under Section 4.1(b) has been determined by assuming that BCBSTX will provide a Covered Population of at least 502,000 members plus or minus 50,000 members. If the Covered Population increases beyond 552,000 members or decreases below 452,000 members, then at a party’s request the parties agree to renegotiate in good faith the rate of the PMPM fees, except as provided in Attachment 4.4.1.

4.4.2. Annual Adjustment. Commencing on the first anniversary of the Effective Date, the fees set forth in Section 4.1(b) and in Attachment 4.2 and Attachment 4.4.1 shall increase by * percent for each year or fraction thereof that this Agreement remains in effect.

4.5.  Taxes. All fees quoted herein are exclusive of any taxes. BCBSTX shall be liable for and shall pay all taxes (local, state and federal), charges or assessments, and any penalties or interest which may now or hereafter be imposed or levied upon the Portal and/or services provided under this Agreement.

5. Term and Termination.

5.1. Term. The term of this Agreement shall commence on the Effective Date and continue in effect through and including the third anniversary of the Effective Date. Thereafter, this Agreement shall automatically renew for successive one-year terms unless either party provides the other with ninety (90) days’ advance written notice of termination.

5.2 Termination.

5.2.1. Termination for Cause. In the event that either party materially defaults in the performance of any of its duties or obligations under this Agreement and does not substantially cure such default or defaults within 30 days after being given written notice specifying the default or defaults, then the non-defaulting party may terminate this Agreement immediately by giving notice to that effect to the defaulting party.

5.2.2. Termination without Cause. Notwithstanding Section 5.2.1 of the Agreement, BCBSTX may terminate this Agreement, without cause, any time after the first anniversary of the Effective Date, upon ninety (90) days’ prior written notice to CareAdvantage.

6. Defense of Litigation Each party shall be responsible at its own expense for defending itself in any litigation brought against it, whether or not the other party is also a defendant, arising out of any aspect of activities undertaken in connection with this Agreement. Each party agrees to provide the other party information in its possession which is necessary to the other party's defense in such litigation.

7. Additional Requirements.

7.1. Independent Contractors. The relationship of the parties under this Agreement shall be that of independent contractors. Neither shall have any claim under this Agreement or otherwise against the other party as a joint venturer or partner.

7.2. Proprietary Rights. Subject to Section 2.6, neither party shall use the name, logos, trademarks, or servicemarks of the other without the other's prior written consent, except that CareAdvantage may include BCBSTX in its listing of clients.

8.  Miscellaneous.

8.1. Compliance with Laws. Each party shall, throughout the term of this Agreement, use its best efforts to be in continuous compliance with all applicable laws.

8.2. Notice. All notices and other communications hereunder shall be in writing and shall be deemed to have been given upon receipt, and shall be addressed as follows:

If to BCBSTX:	Blue Cross and Blue Shield of Texas 1251 South Sherman Street, Richardson, Texas 75080 Attention: Carolyn Dawson. Vice President, Utilization Management and Provider Services

If to CareAdvantage:	CareAdvantage, Inc. Metropolitan Corporate Center 485-C Route One South Iselin, New Jersey 08830 Attention: Dennis Mouras, President & Chief Executive Officer

8.3.  Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of New Jersey without giving effect to the principles of conflicts of laws.

8.4.  Entire Agreement. Except as provided herein, this Agreement and its attachments constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous proposals, both oral and written, negotiations, representations, commitments, writings and all other communications between the parties. It may not be released, discharged, or modified except by an instrument in writing signed by a duly authorized representative of each of the parties.

8.5.  Binding Agreement; Assignability. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns and subcontractors. No party hereto shall sell, assign, transfer, convey, subcontract or otherwise dispose of its rights or obligations under, title to, or interest in, this Agreement, in whole or in part, to a third party other than a wholly-owned subsidiary without the prior written consent of the other party, which consent shall not be unreasonably withheld.

8.6.  Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any other part or provision of this Agreement.

8.7. Disputes. In the event of any dispute between the parties hereto arising out of or concerning this Agreement, the parties agree to use their reasonable best efforts to resolve any such dispute amicably, in good faith, and expeditiously prior to resorting to litigation.

8.8. Injunctive Relief. The parties acknowledge that in the event of the breach of certain provisions of this Agreement, including Sections 2.6, 2.7 and 7.2, they may not have an adequate remedy at law and will suffer irreparable damage and injury. Therefore, in addition to any other remedy available, each party agrees that if it violates any of such provisions, the non-breaching party shall be entitled to injunctive relief, without bond, from a court of competent jurisdiction.

8.9. Waiver. No waiver by any party of any breach of any provision of this Agreement shall constitute a waiver of any other breach of that or any other provision of this Agreement.

8.10.  Impossibility of Performance. No party shall be deemed to be in violation of this Agreement if prevented from performing any obligation hereunder due to matters that are beyond its control, including without limitation acts of war or terrorism, strikes, riots, floods, storms, earthquakes, other elements or acts of God or the public enemy, utility or communication failure or delays, labor disputes, strikes, or shortages, equipment failures, or software malfunctions.

8.11. Counterparts. This Agreement may be executed in several counterparts, each of which is an original but all of which shall constitute one and the same instrument.

In WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

CAREADVANTAGE, INC.	BLUE CROSS AND BLUE SHIELD OF TEXAS, A DIVISION OF HEALTH CARE SERVICE CORPORATION

BY: /s/Alan Fontes 8/19/03	BY: /s/Illegible Signature 8/18/03
TITLE: Vice President, Client Services	TITLE:_Senior Vice President and Chief Information Officer

ATTACHMENT 1.1

IMPLEMENTATION SERVICES

This Agreement covers data from BCBSTX’s HMO, POS, PPO and ASO product lines, and includes inpatient, outpatient, professional and pharmacy claims as well as physician encounter data.

CAI estimates that it will require five to six weeks to process the initial claims data once the Information Gathering stage is completed.

CAI projects the following timeline:

Information Gathering

•	Review business environment
•	Gather business rules
•	Review claims system(s)
•	Develop claims data requirements
•	Develop system deployment, access and usage plan (i.e., user entitlements, etc.)
•	Develop\finalize implementation plan
•	Prepare processing environment
•	BCBSTX prepare and deliver to CAI required claim data which will include claims incurred from January 1, 2001 through May 30, 2003 and paid any time

Weeks 1-2 (Begins when claims data is received)

•	Load data into processing environment
•	Conduct technical and initial clinical review of data (review for completeness)
•	Begin initial programming for data conversion
•	Produce initial claims data review report
•	Test data conversion programming
•	Run data through conversion program

Weeks 3-4

•	Validate data conversion
•	Prepare\run data though CRGs algorithm
•	Validate CRG assignments (validity check)
•	Conduct a clinical analysis
•	Configure RPNavigator backend systems to support BCBSTX
•	Program reports to generate analyses against actual data elements
•	Review RPNavigator analyses results
•	Test RPNavigator configuration against documented system deployment and usage plan
•	Configure and assign BCBSTX user entitlements

Weeks 5-6

•	Conduct three (3) days of on-site consulting to include user training, data analytical review and operational integration
•	Provide BCBSTX users access to RPNavigator Secure Information Portal
•	Deliver observations summary report

Thereafter, CAI will provide three (3) days of on-site management consulting services, delivered by two (2) consultants,  to include user training, data analytical review and operational integration, at the end of the initial data processing and analysis implementation.

Also, as part Implementation, assuming that the Covered Population contains at least 225,000 members who have remained eligible for a 27-month period, CAI will generate custom prospective relative weights for CRGs that BCBSTX may use to predict future resource consumption and costs.

(CareAdvantage has assumed that no more than seven (7) days of services will be required during the Information Gathering stage of Implementation. Any additional effort will be billed in accordance with Attachment 4.2. So long as BCBSTX provides CareAdvantage with the information requested by CareAdvantage during the Information Gathering stage in a timely and complete fashion (including, but not limited to the required claims data conforming to the specifications provided by CareAdvantage), then CareAdvantage agrees that it shall make no charge under this paragraph for any additional effort that may be required in providing Implementation Services.)

ATTACHMENT 1.2

RECURRING SERVICES

1. CareAdvantage will maintain a telephone support desk for technical and clinical inquiries 8:30 am through 5:30 pm, Eastern Time, during each business day.

2. On a semiannual basis, at the conclusion of each six (6) month period, BCBSTX will provide CareAdvantage with paid claims data for all claims in the Covered Population. Within two weeks of CareAdvantage’s receipt of this data, CareAdvantage will:,

•	Load data into data processing environment
•	Conduct technical and initial clinical review of data (review for completeness)
•	Run data through conversion program
•	Validate data conversion
•	Prepare\run data files though CRG algorithms
•	Validate CRG assignments (validity check)
•	Conduct clinical analysis
•	Program reports to generate analyses with updated data elements
•	Review RPNavigator analyses results
•	Move into production environment
•	Deliver observations summary report (which includes changes from previous periods)

Thereafter, CareAdvantage will conduct two (2) days of on-site consulting, delivered by one (1) consultant, to include data analytical and operational integration reviews

(The two-week schedule provided by Section 2 of this Attachment assumes that there has been no change from Implementation in BCBSTX’s claims system(s) and business rules. In the event of any such changes, the two-week schedule is subject to adjustment, and any additional services required by CAI on account of such changes will be billed in accordance with Attachment 4.2, or on such terms as the parties may agree.)

ATTACHMENT 3.3

BUSINESS ASSOCIATE AGREEMENT

The Business Associate Agreement deemed a part of this Agreement is the executed Business Associate Addendum between CareAdvantage, Inc. and Blue Cross and Blue Shield of Texas, a division of the Health Care Service Corporation, with an effective date of April 14, 2003.

ATTACHMENT 4.2

FEES FOR ADDITI0NAL SERVICES

CAI Standard Rates

Consulting Level	Daily Rates
Analyst	$ *
Consultant	$ *
Sr. Consultant	$ *
Manager	$ *
Sr. Manager	$ *
Director	$ *
Sr. Medical Director	$ *
Vice President	$ *
VP, National Medical Director	$ *

ATTACHMENT 4.4.1

ESTIMATED PMPM FEES FOR CHANGE IN COVERED LIVES

Covered Lives	PMPM Fees
100,000 - 199,999	$ *
200,000 - 299,999	$ *
300,000 - 399,999	$ *
400,000 - 499,999	$ *
500,000 - 599,999	$ *
600,000 - 699,999	$ *
700,000 - 799,999	$ *
800,000 - 899,999	$ *
900,000 - 999,999	$ *
1,000,000 - 1,499,999	$ *
1,500,000 - 1,999,999	$ *
2,000,000 - 2,499,999	$ *

This fee table reflects the year one fees for a change in the Covered Population in the HMO, POS, PPO and ASO product lines and does not reflect any Annual Adjustments.